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[COOLEY GODWARD LETTERHEAD]

                                                                   Exhibit 5.1

August 9, 1999

Wind River Systems, Inc.
500 Wind River Way
Alameda, CA 94501


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wind River Systems, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 730,923 shares of the Company's Common Stock (the "Shares"), with a par value of $.001, issued in connection with that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among the Company, WRSystems (California) Inc., a California corporation and a wholly-owned subsidiary of the Company; RouterWare, Inc., a California corporation; Gateway, Inc., a Delaware corporation; Advanced Logic Research, Inc., a Delaware corporation and a wholly-owned subsidiary of Gateway; and Ross Wheeler dated as of June 30, 1999.

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on June 24, 1999, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captain "Legal Matters" in the Prospectus included in the Registration Statement.

Sincerely,

/s/ ALAN C. MENDELSON

Alan C. Mendelson